COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	November 7, 2008

Cooper Tire & Rubber Company Reports
Third Quarter Results

Third Quarter Highlights

•	Net sales for the quarter increased to $794 million
•	Increased market share in Canada and Mexico
•	Increased Cooper brand market share in the United States
•	International Operations reported record sales of $285 million
•	Investment in Mexico manufacturing operations
•	Cooper Kenda Tire manufacturing facility in China reaches milestone production level of 10,000 tires per day ahead of schedule

Findlay, Ohio, November 7, 2008 - Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $55 million, or 94 cents per share, for the quarter ended September 30, 2008. Net sales for the period were a record $794 million, an increase of $26 million or 3.4 percent from the prior year. The increased revenues were driven by pricing and improved mix partially offset by decreased tire unit volumes in the United States. The Company expanded market share in Canada and Mexico during the period.

Cooper’s results were pressured by unprecedented raw material cost increases, higher utility costs, and production curtailments due to raw material shortages caused by hurricanes in the Gulf Coast region.

The Company’s quarterly earnings were also negatively impacted by an accounting rule that prohibits recognition of potential future tax benefits of certain losses. This prohibition does not affect the Company’s ability to use those losses against future profits of the Company.

Through the first nine months of 2008, Cooper generated a record $2.2 billion in net sales. Net losses were $76 million during the same period, compared with net income of $53 million from continuing operations in 2007.

North American Tire Operations

North American Tire operations generated sales of $586 million, up 2 percent from 2007’s record third quarter. Operating losses were $51 million, a decrease of $78 million from the same period in 2007. Sales were affected by softening demand in North America as consumers reacted to the credit crisis and increased gas prices. The most significant volume decreases were in the broadline and light truck product segments. The Cooper brand continued to increase its market share in the U.S. compared to the Rubber Manufacturer Associations reported shipments. The Company also had success in expanding its market presence in Mexico and Canada.

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Operating profit for North American Tire declined year over year as a result of several key factors. Raw material increases during the quarter negatively affected results by $104 million compared to the prior year quarter. This was partially offset by price and mix increases of $41 million. Volume decreases affected profits by $13 million. The curtailment of production resulted in unabsorbed fixed overhead during the period of $9 million. Manufacturing operations improved by $6 million, despite increased utility costs, as a result of the Company’s continued focus on improvement in this area. Other significant factors impacting results for the segment were decreased products liability expense for the quarter of $8 million, and lower incentive related costs. The third quarter of 2007 included a $14 million dollar last-in, first-out inventory benefit, which did not repeat in 2008.

Factors in global commodity markets are driving record-high raw material prices, specifically, in natural and synthetic rubber as well as other petroleum-based materials. These high prices, coupled with the use of LIFO cost flow assumptions for inventory accounting in North America, have contributed to decreased earnings. The LIFO accounting method charges the most recent costs against sales and in periods of rising raw material costs, results in lower profits compared with other inventory accounting methods. When costs moderate, in the short term, the North American operations will experience lower charges to cost of goods sold than would be reported under other inventory costing methods.

The Company invested in a manufacturing facility in Mexico during the quarter. This is another step in the Company’s strategic plan to establish a more sustainable and cost competitive manufacturing footprint. The Company is receiving tires from the facility and is actively increasing production at the facility while implementing efficiency improvements.

International Tire Operations

The Company's International Tire Operations reported record sales of $285 million in the quarter, an increase of 21 percent compared with the third quarter of 2007. This increase was the result of improved price and mix, and the continued successful ramp up of the Company’s Cooper Kenda Tire JV in China. This facility achieved a production milestone of 10,000 tires per day during the quarter, ahead of schedule. The Company continued to implement price increases along with cost savings measures across its international operations in an effort to offset increased raw material costs. The segment’s results were also negatively impacted by the effects of the Olympics that took place in Beijing and resulted in decreased economic activity and production curtailments in China during the quarter. Despite these increasing raw materials costs, inflationary pressures and the start-up costs related to developing a larger presence in Asia, the segment delivered operating profit of $7 million.

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Management Commentary and Outlook

After the quarter ended, the Company announced it is executing a network capacity study of its U.S. facilities that is likely to result in restructuring, including capacity consolidation or geographical shifts to production.

Roy Armes, Chief Executive Officer, commented, “Our business has come under intense pressure from several fronts including increased raw material costs, decreased global demand, and more intense competition. We are committed to reaching the long term goals we established in our Strategic Plan and are proactively taking steps to achieve those goals. The pillars of our plan include establishing a sustainable and cost competitive supply of tires, profitably growing our business, and enhancing our organizational capabilities to continue providing excellent value and service to our customers. We believe it is prudent to increase our level of caution in executing our plan. Therefore, we have significantly reduced our capital expenditures. The capacity study is aligned with improving our cost competitive position in the United States. Our investment in Mexico supports our efforts to secure a lower cost supply of high quality tires.

“Our International Operations continue to focus on improving costs and aligning with market needs. The focused approach we are applying has allowed the segment to maintain success in a difficult environment. We are cautious in our outlook for this segment, for the remainder of the year, due to global demand weakening.

“We also have continued to implement automation projects, deploy resources to implement Six Sigma and Lean, and develop new products that meet our customers’ needs. While the near term outlook is pressured by macroeconomic events around the globe, we believe the actions we are taking are appropriate. We have not had to draw down on our existing credit lines and maintain cash reserves to support our plans. We believe Cooper will emerge from the current scenario a stronger competitor able to profitably take advantage of opportunities.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire's web site at: www.coopertire.com.

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Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	increased competitive activity;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•
changes in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including regulations under the TREAD Act;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company;

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•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	the inability or failure to successfully implement the Company’s strategic plan.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2007	2008	2007	2008

Net sales	$767,710	$793,751	$2,167,445	$2,245,979
Cost of products sold	691,627	793,888	1,945,161	2,160,049
Gross profit (loss)	76,083	(137)	222,284	85,930

Selling, general and administrative	42,559	46,878	127,390	138,808
Restructuring charges	776	-	3,515	-
Operating profit (loss)	32,748	(47,015)	91,379	(52,878)

Interest expense	(12,351)	(12,821)	(37,027)	(37,041)
Interest income	4,506	3,902	12,294	11,294
Debt extinguishment	(1,541)	(10)	(1,541)	(593)
Dividend from unconsolidated subsidiary	-	-	2,007	1,943
Other income - net	4,762	(1,244)	11,015	2,274
Income (loss) from continuing operations before income taxes	28,124	(57,188)	78,127	(75,001)
Income tax benefit (expense)	(6,861)	2,318	(18,417)	1,947

Income (loss) from continuing operations before noncontrolling shareholders' interests	21,263	(54,870)	59,710	(73,054)

Noncontrolling shareholders' interests	(3,418)	(378)	(6,745)	(2,952)

Income (loss) from continuing operations	17,845	(55,248)	52,965	(76,006)

Income (loss) from discontinued operations, net of income taxes	12,359	(133)	15,603	80

Net income (loss)	$30,204	$(55,381)	$68,568	$(75,926)

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.29	$(0.94)	$0.85	$(1.29)
Income from discontinued operations	0.20	-	0.25	-
Net income (loss)	$0.48 *	$(0.94)	$1.11 *	$(1.28)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.28	$(0.94)	$0.84	$(1.29)
Income from discontinued operations	0.19	-	0.25	-
Net income (loss)	$0.48 *	$(0.94)	$1.09	$(1.28)

Weighted average shares outstanding
Basic	62,603	58,903	62,023	59,094
Diluted	63,519	58,903	62,807	59,094
Depreciation	$32,512	$34,732	$97,046	$103,887
Amortization	$1,252	$1,127	$4,523	$3,635
Capital expenditures	$26,189	$35,080	$103,771	$100,592

Segment information
Net sales
North American Tire	$576,276	$586,188	$1,624,546	$1,631,373
International Tire	235,860	284,684	653,317	799,431
Eliminations	(44,426)	(77,121)	(110,418)	(184,825)

Segment profit (loss)
North American Tire	26,948	(51,165)	74,436	(64,927)
International Tire	7,179	7,231	25,064	20,085
Eliminations	731	396	319	113
Unallocated corporate charges	(2,110)	(3,477)	(8,440)	(8,149)

CONSOLIDATED BALANCE SHEETS

	September 30
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$301,839	$264,035
Short-term investments	50,087	-
Accounts receivable	399,596	408,473
Inventories	304,457	502,593
Other current assets	151,751	42,743
Assets of discontinued operations	52,145	-
Total current assets	1,259,875	1,217,844

Net property, plant and equipment	984,487	995,086
Goodwill	24,439	24,439
Restricted cash	7,673	2,627
Intangibles and other assets	103,797	107,475
	$2,380,271	$2,347,471

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$112,980	$169,304
Payable to non-controlling owner	7,517	1,603
Trade payables and accrued liabilities	419,627	511,112
Income taxes	4,301	1,881
Liabilities of discontinued operations	16,690	1,231
Current portion of long-term debt	-	50,848
Total current liabilities	561,115	735,979

Long-term debt	495,076	411,690
Postretirement benefits other than pensions	265,433	250,793
Other long-term liabilities	212,646	136,555
Long-term liabilities of discontinued operations	10,482	8,932
Deferred income taxes	-	-
Noncontrolling shareholders' interests	83,183	96,238
Stockholders' equity	752,336	707,284
	$2,380,271	$2,347,471

* Amounts do not add due to rounding.
These interim statements are subject to year-end adjustments